EXHIBIT 99.1

News   News   News   News   News   News

[FIRST FINANCIAL BANCORP LOGO & LETTERHEAD]

October 20, 2003

First Financial Bancorp Reports Third-Quarter Earnings

HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) Chairman of the Board, Bruce E. Leep, today announced third-quarter 2003 earnings of $7,824,000 or 18 cents in diluted earnings per share, compared to $10,802,000 or 24 cents for the same period in 2002. This represents a 25.00 percent decrease in earnings per share from the third quarter of 2002. Bancorp also announced year-to-date earnings of $29,065,000 or 65 cents in diluted earnings per share compared to $36,634,000 or 79 cents in diluted earnings per share for the same period in 2002. This represents a 17.72 percent decrease in year-to-date earnings per share.

Return on assets for the third quarter was 0.80 percent for 2003, compared to 1.16 percent for the same period in 2002. Return on average shareholders’ equity was 8.32 percent for the third quarter of 2003, versus 11.10 percent for the comparable period in 2002. Year-to-date return on assets was 1.02 percent compared to 1.31 percent in 2002, while return on average shareholders equity decreased to 10.42 percent from 12.64 percent.

(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)

Net Interest Income:

Net interest income for the third quarter of 2003 was $4.2 million or 10.37 percent less than the third quarter of 2002. The major contributing factor to the decline in net interest income was net interest margin compression due to the asset-sensitive position of Bancorp’s balance sheet. Net interest income on a year-to-date basis decreased $12.5 million or 10.15 percent. Bancorp’s net interest margin decreased to 3.98 percent in the third quarter of 2003 from 4.70 percent in the third quarter of 2002. Year-to-date net interest margin was 4.17 percent compared to 4.74 percent in 2002. This margin compression was due to the continued downward repricing of assets without a like decrease in deposit liability rates. The continued repricing of adjustable and variable rate loans was the primary driver in loan interest and fees in the third quarter that was $6.2 million or 12.05 percent lower than the comparable period a year ago. The margin compression was further compounded by ongoing payments in the loan portfolio that were reinvested in loan originations at lower yields due to the existing rate environment.

Investment income declined by $1.1 million or 14.23 percent from the third quarter a year ago. As interest rates declined, cash flows from mortgage-related investment prepayments and called securities accelerated, causing a redeployment of funds at lower yields. In total, interest income declined by $7.4 million or 12.41 percent from the third quarter 2002. A decline in total interest expense of $3.2 million or 16.77 percent in the third quarter of 2003 versus third quarter of 2002 did not offset the decline in interest income. The trust preferred securities issued by Bancorp raised the overall level of interest expense, but provided long-term funding primarily for stock repurchase activity.

Average outstanding loan balances on a linked-quarter basis – third quarter 2003 compared to second quarter 2003 – were 0.63 percent higher. The primary area of loan growth has been in the residential real estate category. On a linked-quarter basis, the average real estate-mortgage portfolio increased by $25.6 million. From year-end, the real estate-mortgage portfolio increased $104 million or 7.63 percent. That growth, plus a slight increase in installment loans, offset decreases in commercial, real estate-construction, credit card and lease financing for total loan growth since December 2002 of $72.2 million or 2.63 percent on ending balances.

The third quarter of 2003 marks the largest percentage increase in average deposits since the second quarter of 2001, despite the sale of the $13.7 million Chickasaw office. While noninterest-bearing deposit balances decreased approximately $20.0 million from year-end, interest-bearing deposit balances increased $71.1 million. Likewise, average noninterest-bearing deposit balances decreased approximately $13.9 million from the linked quarter, while interest-bearing deposit balances increased $55.9 million from the linked quarter. Approximately $29.3 million of this shift in balances was due to an account-type change by a significant customer. The growth in total deposit balances is largely attributable to increased sales efforts in retail banking centers.

Credit Quality:

The provision for loan loss expense for the third quarter of 2003 was $4.4 million compared to $5.2 million for the same period in 2002. Year-to-date provision expense was $11.5 million or $2.7 million less than 2002. Net charge-offs of $4.6 million for the third quarter were $552,000 more than the $4.0 million in net charge-offs for the third quarter of 2002. Year-to-date net charge-offs were $11.0 million in 2003, down $1.1 million from the $12.1 million recorded in 2002. The percentage of net charge-offs to average loans was 0.53 percent for year-to-date 2003 compared to 0.58 percent for the same period in 2002.

Bancorp continued to maintain appropriate reserves with an allowance to ending loans ratio of 1.73 percent at quarter end versus 1.76 percent the same quarter a year ago. It is management’s belief that the allowance for loan losses is adequate to absorb estimated probable credit losses.

Total nonperforming assets – which includes nonaccrual loans, restructured loans, and other real estate owned – increased to $38.0 million at the end of the third quarter of 2003 from $31.0 million at September 30, 2002. Restructured loans increased by $5.8 million, accounting for the majority of the increase in nonperforming assets. Other real estate owned increased $1.4 million while nonaccrual loans remained relatively constant.

On a linked-quarter basis total nonperforming assets remained flat, increasing only $196,000 or 0.52 percent. Total underperforming assets on a linked quarter basis decreased 0.26 percent as loans delinquent over 90 days decreased by $304,000.

Bancorp’s level of nonperforming assets is reflective of the uncertain economy in the corporation’s primary markets in Ohio and Indiana. If the current economic conditions continue or decline, Bancorp could see a continued less-than-favorable impact on credit quality. Bancorp is actively addressing its credit quality issues.

Noninterest Income:

Third quarter 2003 noninterest income, excluding securities transactions, was $15,101,000, an increase of 4.97 percent from the third quarter of 2002. Service charge income increased $73,000 or 1.49 percent from the same quarter a year ago. Trust revenues for the third quarter of 2003 were $169,000 or 4.46 percent less than the comparable period last year. The other category of noninterest income increased $811,000 or 14.27 percent from a year ago, as gains on the sale of mortgage loans increased $1,140,000 and a gain was recorded from the sale of the Chickasaw office of Bancorp’s subsidiary, Community First Bank & Trust. Impairment charges of $929,000 against the mortgage-servicing asset in a valuation reserve were included as a reduction in other income for the third quarter of 2003. There were no such charges in the third quarter of 2002.

Year-to-date noninterest income, excluding securities transactions, increased 0.14 percent. This slight increase was primarily the result of an increase in the gains on the sale of mortgage loans of $1,313,000 and a decrease in trust fees of $794,000.

Noninterest Expense:

Total noninterest expense increased $1,471,000 or 4.29 percent for the third quarter of 2003 from the third quarter of 2002. The single largest category of increase was salaries expense, up $3,643,000 or 20.22 percent due primarily to a $3.1 million charge attributable to the Separation Agreement and Release for Bancorp’s former chief executive officer, Stanley N. Pontius. This agreement was filed with Form 8-K on October 16, 2003, and is available on Bancorp’s website at (www.ffbc.oh.com). In the third quarter of 2002, Project Renaissance expenses impacted the noninterest expense categories of furniture and equipment, data-processing, and other noninterest expense for a total of approximately $2,200,000. As a result of higher-than-normal 2002 expenses, 2003 furniture and equipment expense was down $277,000, data-processing expense was down $616,000 and other noninterest expense was down $1,280,000 from 2002. Year-to-date noninterest expense for 2003 was $1,168,000 or 1.19 percent more than 2002.

Other Items:

Bancorp repurchased 228,400 shares of its common stock during the third quarter of 2003 under a previously approved and ongoing program for general corporate purposes.

During the third quarter of 2003, the previously announced sale of a $13.7 million Community First Bank & Trust branch located in Chickasaw, Ohio, to Osgood State Bank was completed.

Also during the third quarter of 2003, Bancorp’s subsidiary, Heritage Community Bank, Columbus, Indiana, signed an agreement with FCN Bank, NA, Brookville, Indiana, for the assumption of the deposits and the purchase of loans and facilities of Heritage Community Bank’s Sunman banking center. Subject to regulatory approval, the purchase is expected to be consummated in the fourth quarter of 2003.

In a continued effort to diversify Bancorp’s funding sources for general corporate purposes, including the funding of its ongoing stock purchase plan, Bancorp sold $20 million in trust preferred securities in the third quarter of 2003. Callable in five years, these 30-year securities were issued by First Financial (OH) Statutory Trust II, a wholly owned subsidiary of Bancorp, and placed as part of a pooled offering of trust preferred securities.

Director Resignation:

Martin J. Bidwell, a member of First Financial Bancorp’s board of directors since 1999, resigned from the board on September 30, 2003.

A $3.9 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 8 banking affiliates in Ohio, Michigan, Kentucky, and Indiana with a total of 102 retail banking centers, as well as an investment-advisor affiliate and an operations affiliate.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2002. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2002 Form 10-K.

First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: C. Douglas Lefferson
513-867-4993
doug.lefferson@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share data)
(Unaudited)

						Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
	2003	2003	2003	2002	2002	2003	2002

EARNINGS

Net interest income	$36,373	$37,179	$37,236	$39,447	$40,583	$110,788	$123,310

Net earnings	7,824	10,610	10,631	11,601	10,802	29,065	36,634

Net earnings per share — basic	$0.18	$0.24	$0.24	$0.26	$0.24	$0.65	$0.79

Net earnings per share — diluted	$0.18	$0.24	$0.24	$0.26	$0.24	$0.65	$0.79

KEY RATIOS

Return on average assets	0.80%	1.11%	1.16%	1.25%	1.16%	1.02%	1.31%

Return on average shareholders’ equity	8.32%	11.46%	11.52%	12.22%	11.10%	10.42%	12.64%

Average shareholders’ equity to average assets	9.58%	9.66%	10.03%	10.26%	10.50%	9.75%	10.37%

Net interest margin	3.98%	4.17%	4.37%	4.60%	4.70%	4.17%	4.74%

Net interest margin (fully tax equivalent)	4.08%	4.28%	4.48%	4.72%	4.82%	4.27%	4.86%

COMMON STOCK DATA

Average basic shares outstanding	44,122,446	44,486,775	44,893,511	45,217,538	45,686,803	44,498,086	46,104,115

Average diluted shares outstanding	44,160,906	44,519,484	45,048,972	45,369,400	45,812,452	44,573,629	46,232,351

Ending shares outstanding	44,049,702	44,277,529	44,709,604	45,003,923	45,458,525	44,049,702	45,458,525

Market price:

High	$16.60	$17.00	$17.19	$18.87	$20.00	$17.19	$20.31

Low	$14.67	$15.00	$15.26	$15.99	$15.90	$14.67	$15.65

Close	$14.75	$15.83	$15.86	$16.39	$17.81	$14.75	$17.81

Book value	$8.34	$8.40	$8.34	$8.39	$8.49	$8.34	$8.49

Common dividend declared	$0.15	$0.15	$0.15	$0.15	$0.15	$0.45	$0.45

AVERAGE BALANCE SHEET ITEMS

Loans less unearned income	$2,829,582	$2,811,848	$2,765,970	$2,751,664	$2,777,657	$2,802,700	$2,797,193

Investment securities	778,365	747,090	650,619	605,729	634,160	725,826	635,270

Other earning assets	15,845	13,619	40,751	44,556	15,518	23,314	42,283

Total earning assets	3,623,792	3,572,557	3,457,340	3,401,949	3,427,335	3,551,840	3,474,746

Total assets	3,894,426	3,841,251	3,730,744	3,670,699	3,678,706	3,822,740	3,736,681

Noninterest-bearing deposits	392,862	406,730	416,824	410,568	396,230	405,384	405,315

Interest-bearing deposits	2,592,383	2,536,477	2,487,612	2,487,086	2,498,098	2,539,208	2,563,780

Total deposits	2,985,245	2,943,207	2,904,436	2,897,654	2,894,328	2,944,592	2,969,095

Borrowings	486,825	481,731	410,100	356,646	367,367	459,833	354,742

Shareholders’ equity	372,957	371,219	374,236	376,515	386,211	372,799	387,349

CREDIT QUALITY

Ending allowance for loan losses	$48,680	$48,876	$48,305	$48,177	$48,890	$48,680	$48,890

Nonperforming assets:

Nonaccrual	28,374	28,210	24,276	21,456	28,679	28,374	28,679

Restructured	6,532	7,188	6,291	5,375	691	6,532	691

OREO	3,054	2,366	2,636	2,792	1,619	3,054	1,619

Total nonperforming assets	37,960	37,764	33,203	29,623	30,989	37,960	30,989

Loans delinquent over 90 days	3,186	3,490	3,575	6,818	7,360	3,186	7,360

Gross charge-offs:

Commercial real estate	(300)	(424)	(112)	(618)	(56)	(836)	(407)

Commercial loans and leases	(2,771)	(1,800)	(1,699)	(1,669)	(2,479)	(6,270)	(7,283)

Consumer	(2,351)	(1,957)	(2,354)	(2,844)	(2,343)	(6,662)	(6,854)

All other	(38)	(18)	0	(13)	(84)	(56)	(185)

Total gross charge-offs	(5,460)	(4,199)	(4,165)	(5,144)	(4,962)	(13,824)	(14,729)

Recoveries:

Commercial real estate	5	45	5	111	1	55	23

Commercial loans and leases	316	229	432	1,763	438	977	1,073

Consumer	576	553	642	567	512	1,771	1,446

All other	3	1	0	49	3	4	60

Total recoveries	900	828	1,079	2,490	954	2,807	2,602

Total net charge-offs	(4,560)	(3,371)	(3,086)	(2,654)	(4,008)	(11,017)	(12,127)

CREDIT QUALITY RATIOS

Allowance to ending loans, net of unearned income	1.73%	1.73%	1.74%	1.75%	1.76%	1.73%	1.76%

Nonperforming assets to ending loans, net of unearned income plus OREO	1.34%	1.33%	1.19%	1.08%	1.11%	1.34%	1.11%

90 days past due to loans, net of unearned income	0.11%	0.12%	0.13%	0.25%	0.26%	0.11%	0.26%

Net charge-offs to average loans, net of unearned income	0.64%	0.48%	0.45%	0.38%	0.57%	0.53%	0.58%

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands)
(Unaudited)

			Three months
			ended,			Nine months ended,
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
	2003	2003	2003	2002	2002	2003	2002

Interest income

Loans, including fees	$45,256	$46,418	$46,704	$49,827	$51,459	$138,378	$158,304

Investment securities

Taxable	5,263	5,220	5,258	5,505	6,208	15,741	19,366

Tax-exempt	1,579	1,632	1,664	1,740	1,769	4,875	5,432

Total investment securities interest	6,842	6,852	6,922	7,245	7,977	20,616	24,798

Interest-bearing deposits with other banks	26	28	51	42	64	105	298

Federal funds sold and securities purchased under agreements to resell	24	37	74	163	36	135	331

Total interest income	52,148	53,335	53,751	57,277	59,536	159,234	183,731

Interest expense

Deposits	10,692	11,396	12,084	13,580	14,826	34,172	48,516

Short-term borrowings	443	530	380	380	539	1,353	1,347

Long-term borrowings	4,161	4,112	3,931	3,731	3,588	12,204	10,558

Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	479	118	120	139	0	717	0

Total interest expense	15,775	16,156	16,515	17,830	18,953	48,446	60,421

Net interest income	36,373	37,179	37,236	39,447	40,583	110,788	123,310

Provision for loan losses	4,364	3,942	3,214	1,941	5,189	11,520	14,233

Net interest income after provision for loan losses	l32,009	33,237	34,022	37,506	35,394	99,268	109,077

Noninterest income

Service charges on deposit accounts	4,984	4,923	4,598	4,980	4,911	14,505	14,585

Trust revenues	3,623	3,522	3,707	3,739	3,792	10,852	11,646

Investment securities gains	28	(36)	28	80	0	20	9

Other	6,494	5,797	5,517	4,788	5,683	17,808	16,872

Total noninterest income	15,129	14,206	13,850	13,587	14,386	43,185	43,112

Noninterest expenses

Salaries and employee benefits	21,664	18,028	18,191	17,644	18,021	57,883	53,975

Net occupancy	1,899	1,816	2,078	2,139	1,901	5,793	5,834

Furniture and equipment	1,752	1,847	1,801	2,170	2,029	5,400	5,559

Data processing	1,690	1,516	1,487	1,630	2,306	4,693	6,187

Deposit insurance	147	150	100	137	185	397	472

State taxes	432	434	460	431	381	1,326	1,316

Amortization of intangibles	201	211	201	201	211	613	646

Other	7,954	7,815	7,441	10,013	9,234	23,210	24,158

Total noninterest expenses	35,739	31,817	31,759	34,365	34,268	99,315	98,147

Income before income taxes	11,399	15,626	16,113	16,728	15,512	43,138	54,042

Income tax expense	3,575	5,016	5,482	5,127	4,710	14,073	17,408

Net earnings	$7,824	$10,610	$10,631	$11,601	$10,802	$29,065	$36,634

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME

Interest income	$52,148	$53,335	$53,751	$57,277	$59,536	$159,234	$183,731

Tax equivalent adjustment	900	918	938	984	1,017	2,756	3,124

Interest income — tax equivalent	53,048	54,253	54,689	58,261	60,553	161,990	186,855

Interest expense	15,775	16,156	16,515	17,830	18,953	48,446	60,421

Net interest income — tax equivalent	$37,273	$38,097	$38,174	$40,431	$41,600	$113,544	$126,434

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Sep. 30,	Dec. 31,	Sep. 30,
	2003	2002	2002

ASSETS

Cash and due from banks	$159,185	$181,839	$157,387

Interest-bearing deposits with other banks	4,336	4,474	3,029

Federal funds sold and securities purchased under agreements to resell	15,904	28,291	4,237

Investment securities, held-to-maturity	18,700	21,571	21,883

Investment securities, available-for-sale	774,813	605,345	595,132

Loans

Commercial	681,045	690,656 *	697,747

Real estate-construction	68,472	89,674	92,515

Real estate-mortgage	1,472,607	1,368,207 *	1,369,406

Installment	563,941	556,975	579,466

Credit card	20,189	22,068	20,995

Lease financing	14,574	21,031	24,719

Total loans	2,820,828	2,748,611	2,784,848

Less

Unearned income	138	523	738

Allowance for loan losses	48,680	48,177	48,890

Net loans	2,772,010	2,699,911	2,735,220

Premises and equipment	58,068	56,348	57,256

Goodwill	27,379	27,379	27,379

Other intangibles	8,183	9,147	9,041

Deferred income taxes receivable	8,633	4,107	0

Other assets	100,922	91,540	90,110

Total Assets	$3,948,133	$3,729,952	$3,700,674

LIABILITIES

Deposits

Noninterest-bearing	$402,571	$422,453	$416,941

Interest-bearing	2,571,069	2,499,981	2,471,057

Total deposits	2,973,640	2,922,434	2,887,998

Short-term borrowings	223,472	95,180	113,062

Long-term borrowings	324,863	290,051	271,192

Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	30,000	10,000	10,000

Deferred tax payable	0	0	3,550

Accrued interest and other liabilities	30,092	34,684	29,489

Total Liabilities	3,582,067	3,352,349	3,315,291

SHAREHOLDERS’ EQUITY

Common stock	395,888	396,252	396,261

Retained earnings	48,078	39,005	34,170

Accumulated comprehensive income	2,714	8,189	13,028

Restricted stock awards	(3,849)	(4,022)	(4,346)

Treasury stock, at cost	(76,765)	(61,821)	(53,730)

Total Shareholders’ Equity	366,066	377,603	385,383

Total Liabilities and Shareholders’ Equity	$3,948,133	$3,729,952	$3,700,674

ADDITIONAL DATA — RISK BASED CAPITAL

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2003	2003	2003	2002	2002

Tier 1 Capital	$358,292	$338,933	$341,739	$344,090	$350,918

Tier 1 Ratio	12.92%	12.50%	12.66%	12.62%	12.89%

Total Capital	$393,122	$373,011	$375,662	$378,339	$385,137

Total Capital Ratio	14.18%	13.76%	13.92%	13.88%	14.14%

Total Risk-Adjusted Assets	$2,772,571	$2,711,426	$2,699,431	$2,726,025	$2,722,820

Leverage Ratio	9.28%	8.90%	9.24%	9.46%	9.62%

*	Includes reclassification of approximately $70 million from Commercial to Real estate-mortgage during the period.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

			Quarterly
			Averages			Year-to-Date Averages
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
	2003	2003	2003	2002	2002	2003	2002

ASSETS

Cash and due from banks	$129,005	$127,405	$140,351	$141,484	$122,045	$132,212	$128,443

Interest-bearing deposits with other bank	5,671	7,235	9,294	5,605	9,900	7,387	17,099

Federal funds sold and securities purchased under agreements to resell	10,174	6,384	31,457	38,951	5,618	15,927	25,184

Investment securities	778,365	747,090	650,619	605,729	634,160	725,826	635,270

Loans

Commercial	695,980	700,439	701,288	683,576*	741,938*	699,216	771,144

Real estate-construction	69,072	77,879	86,466	107,238	71,439	77,742	79,141

Real estate-mortgage	1,469,535	1,443,940	1,388,330	1,351,743*	1,342,129*	1,434,232	1,324,741

Installment	559,600	552,301	549,668	565,887	575,502	553,893	572,191

Credit card	20,169	20,077	20,692	20,973	21,093	20,311	21,128

Lease financing	15,405	17,488	19,911	22,862	26,442	17,585	30,126

Total loans	2,829,761	2,812,124	2,766,355	2,752,279	2,778,543	2,802,979	2,798,471

Less

Unearned income	179	276	385	615	886	279	1,278

Allowance for loan losses	48,849	48,168	48,625	50,101	48,563	48,548	47,748

Net loans	2,780,733	2,763,680	2,717,345	2,701,563	2,729,094	2,754,152	2,749,445

Premises and equipment	57,825	56,675	56,468	56,955	57,927	56,994	59,153

Deferred income tax	7,969	5,555	3,958	0	0	5,842	0

Other assets	124,684	127,227	121,252	120,412	119,962	124,400	122,087

Total Assets	$3,894,426	$3,841,251	$3,730,744	$3,670,699	$3,678,706	$3,822,740	$3,736,681

LIABILITIES

Deposits

Interest-bearing	$350,756	$291,770	$298,561	$262,957	$273,064	313,887	304,099

Savings	884,453	874,626	850,866	873,547	864,761	870,105	840,304

Time	1,357,174	1,370,081	1,338,185	1,350,582	1,360,273	1,355,216	1,419,377

Total interest- bearing deposits	2,592,383	2,536,477	2,487,612	2,487,086	2,498,098	2,539,208	2,563,780

Noninterest-bearing	392,862	406,730	416,824	410,568	396,230	405,384	405,315

Total deposits	2,985,245	2,943,207	2,904,436	2,897,654	2,894,328	2,944,592	2,969,095

Borrowed funds

Short-term borrowings	161,742	157,965	102,310	82,149	107,802	140,890	92,897

Long-term borrowings	325,083	323,766	307,790	274,497	259,565	318,943	261,845

Total borrowed funds	486,825	481,731	410,100	356,646	367,367	459,833	354,742

Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	26,956	10,000	10,000	10,002	543	15,714	183

Deferred income tax	0	0	0	2,019	2,790	0	1,226

Accrued interest and other liabilities	22,443	35,094	31,972	27,863	27,467	29,802	24,086

Total Liabilities	3,521,469	3,470,032	3,356,508	3,294,184	3,292,495	3,449,941	3,349,332

SHAREHOLDERS’ EQUITY

Common stock	395,894	395,916	396,033	396,257	396,276	395,947	396,471

Retained earnings	54,001	43,281	38,881	31,874	33,531	45,443	29,942

Accumulated comprehensive income	3,680	7,501	8,379	10,655	10,559	6,503	7,576

Restricted stock awards	(4,969)	(5,613)	(5,625)	(4,193)	(4,545)	(5,400)	(4,689)

Treasury stock, at cost	(75,649)	(69,866)	(63,432)	(58,078)	(49,610)	(69,694)	(41,951)

Total Shareholders’ Equity	372,957	371,219	374,236	376,515	386,211	372,799	387,349

Total Liabilities and Shareholders’ Equity	$3,894,426	$3,841,251	$3,730,744	$3,670,699	$3,678,706	$3,822,740	$3,736,681

*	Includes reclassification of approximately $70 million from Commercial to Real estate-mortgage during the third quarter of 2002, which affected the averages for the third and fourth quarters of 2002 by approximately $35 million each.